Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. LOWERS SECOND QUARTER EARNINGS ESTIMATE

BILOXI, MISS. (October 27, 2004)—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today lowered its estimate of earnings for the second quarter ended October 24, 2004, to a range of a $0.01 loss per share to $0.03 in earnings per diluted share. The company’s previously disclosed estimate of second quarter earnings was $0.20 to $0.30 per diluted share.

The company’s second quarter adjusted EBITDA1 is expected to be in the range of $46.5 million to $48.5 million, compared to the company’s previous estimate of $55.0 million to $60.0 million. The company attributes the change in estimate to the greater than expected disruptive effects of expansion and development activities at its Biloxi, Miss. and Black Hawk, Co. properties; the effects of hurricanes Frances and Ivan, before expected future insurance recoveries, on its Freeport, Bahamas and Biloxi, Miss. properties; lower than expected revenue at its Iowa and Lula, Miss. properties; and greater than projected development spending in Florida and Iowa.

Additionally, the company will record a one-time $2.9 million depreciation adjustment related to a misclassification of certain land improvements resulting from the conversion of the company’s manual system to a computerized asset tracking system in fiscal 2002. The after tax effect of this adjustment is approximately $1.8 million or $0.06.

The company will release its second quarter results and will host an investor conference call in mid-November, details to be announced at a later date.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 16 casinos in 14 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (two riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos) and Cripple Creek, Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahamas, and a two-thirds ownership interest in casinos in Dudley, Wolverhampton and Walsall, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the fiscal year ended April 25, 2004 and Form 10-Q for the fiscal quarter ended since that date.

Contact:
Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Lori Hutzler, Director of Corporate Communications, 228-396-7031

(1)	EBITDA is "earnings before interest, income taxes, depreciation and amortization." Isle of Capri calculates Adjusted EBITDA at its properties by adding preopening expense, management fees, other charges and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis of valuing gaming companies. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the company.

	Three Months Ended October 24, 2004
	Range of Estimate
	(In thousands)
Adjusted EBITDA(1)	$46,500	$47,500	$48,500
(Add)/deduct:
Preopening expense (Blue Chip)	250	250	250
Depreciation Adjustment	2,905	2,905	2,905
Depreciation and amortization	23,800	23,800	23,800
Operating income	19,545	20,545	21,545
Interest expense, net	18,700	18,700	18,700
Minority interest	1,335	1,400	1,450
(Loss) income before income taxes	(490)	445	1,395
Income tax (benefit) expense	(191)	174	544
Net (loss) income	$(299)	$271	$851